Exhibit 3.5

                                    SCHEDULE

(1) The authorised share capital of the Company is U.S.$625,000,000 divided into 2,500,000,000 Common Shares of the nominal value of U.S.$0.20 each ("Common Shares") and 125,000,000 Preference Shares of nominal value of U.S.$1 each (the "Preference Shares")

(2) The rights attaching to the Preference Shares shall be as follows:

         (i) Each Preference Share shall have attached to it such preferred, qualified or other rights and be subject to such restrictions whether in regard to dividend, return of capital, redemption, conversion into Common Shares or voting or otherwise as the Directors may determine on or before its allotment.

         (ii) The Directors may allot the Preference Shares in more than one series and, if they do so, may designate each series in such manner as they deem appropriate to reflect the particular rights and restrictions attached to that series, which may differ in all or any respects from any other series of Preference Shares.

         (iii) The particular rights and restrictions attached to any Preference Share shall be recorded in a resolution of the Directors. The Directors may at any time before the allotment of any Preference Share by further resolution in any way amend such rights and restrictions or vary or revoke its designation. A copy of any such resolution or amending resolution for the time being in force shall be annexed as an appendix to (but shall not form part of) these Bye-Laws.

         (iv) A Preference Share shall not have attached to it any right or restriction which is inconsistent with the special rights and privileges attached to any other class of preference share for the time being in issue.

(3) For the avoidance of doubt, the provisions of the Bye-Laws shall have effect subject to the provisions of this Schedule and to such rights and restrictions as may be attached to any of the Preference Shares.

(4) Any resolution of the Directors designating the rights attaching to any Preference Shares which is in effect at the date on which the provisions of this Schedule become effective shall be deemed to have been made pursuant to paragraph (2) of this Schedule(5).

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(5)      This Schedule was substituted  for the previous  version on 27th March,
         1998 and amended on 1st April, 1999.